2012 EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) is between Schweitzer-Mauduit International, Inc. (the “Company”) and the employee named on the signature line hereto (the “Participant”).

WHEREAS, the Company's Board of Directors adopted the 2012 Executive Severance Plan on February 23, 2012 (“Plan”) to provide certain benefits to Participants upon termination of employment as a result of a Change of Control of the Company or otherwise;

WHEREAS, the Administrator has approved the Participant's participation in the Plan; and

WHEREAS, the severance benefits payable by the Company to the Participant as provided herein are intended to ensure that the Participant receives reasonable compensation given the specific circumstances of the Participant's employment with the Company;

NOW, THEREFORE, to evidence the Participant's participation in the Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows.

1.    Plan. The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendments in Section 7.6 of the Plan. The Participant is an intended third-party beneficiary of the Plan.

2.    Definitions. The capitalized terms used, but not defined in this Agreement shall have the meaning set forth in the Plan.

3.    Term.    This Agreement shall terminate upon the earliest of (i) the date of termination of the Participant's employment by the Company if no severance benefits are payable under the Plan; (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan; and (iii) the termination of the Plan in accordance with Section 7.6 of the Plan prior to the date the Participant terminates employment with the Company.

4.    Termination of Employment. If the Participant's employment with the Company shall terminate during the term of his Agreement for any reason other than death, Retirement, Voluntary Resignation without Good Reason, or Cause, the Company, or (if such payment is not inconsistent with any relevant Foreign law) his Foreign Employer, shall pay or provide the Participant or the Participant's beneficiary, as the case may be, the amounts and benefits specified in the Plan.

1.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)    The Participant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Participant as the result of employment by another employer after his termination, or otherwise.

(b)    The provisions of this Agreement, any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Participant's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, equity participation plan, deferred compensation plan, employment agreement or other contract, plan or arrangement of the Company that has been reduced to writing and either signed by an authorized officer of the Company or approved by the Company's Board or a committee appointed by the Board.

6.    Prior Plan. To the extent that the Participant and the Company are parties to a Participation Agreement with respect to the Schweitzer-Mauduit International, Inc. Executive Severance Plan as instituted in 1997, as amended, such prior Participation Agreement is hereby terminated.

7.    Miscellaneous. Provisions of Sections 7.3 through 7.10 of the Plan shall apply hereto as if set forth herein.

8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.    Complete Agreement. This Agreement and the Plan constitute the complete agreement between the Participant and the Company concerning termination and severance arrangements and it supercedes and replaces in its entirety any prior written or oral understandings entered into between the Participant and the Company pursuant to the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of ___________, 20___.

SCHWEITZER-MAUDUIT
INTERNATIONAL, INC.

By:
For the Administrator

PARTICIPANT

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